Exhibit 99.1

6705 Rockledge Drive, Suite 900

Bethesda, MD 20817-1850

(301) 581-0600

Contact:	Shawn M. Guertin

Chief Financial Officer

(301) 581-5701

Drew Asher

Senior Vice President, Corporate Finance

(301) 581-5717

Coventry Health Care Revises 2008 Outlook

BETHESDA, Md. (June 18, 2008) - Coventry Health Care, Inc. (NYSE: CVH) today reported a revised operating outlook for 2008, reducing second quarter and full year 2008 earnings per share estimates. Based upon trends that have been observed during the second quarter, as detailed below, the Company expects second quarter diluted earnings per share (EPS) in the range of $0.55 to $0.57 and full year diluted EPS in the range of $3.65 to $3.75.

“We are very disappointed with the April and May 2008 results and their anticipated effect on the second quarter and the full year,” said Dale B. Wolf, chief executive officer of Coventry. “We have implemented corrective actions that we anticipate will put us back on an acceptable EPS growth path for 2009 and beyond.”

Based upon a review of each line of business, the Company has observed and quantified the following developments contributing to the revised expectations and guidance:

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Medicare Advantage Medical Loss Ratio (MLR). The Company expects the 2008 Medicare Advantage medical loss ratio to be between 85.5% and 85.9%, an increase of approximately 300 to 340 bps from the Company’s prior estimate. The driver of this change is the Company’s Medicare Advantage Private Fee-for-Service (PFFS) business. The Company has received a much higher than expected level of PFFS claims related to prior periods, which is inconsistent with claims submission patterns of network-based Medicare Advantage products. As a result, the Company is projecting negative development of PFFS reserves related to 2007 of approximately $50.0 million. The Company is forecasting the overall Medicare Advantage MLR to be between 87.2% and 87.6% for the first half of 2008, inclusive of the negative development outlined above and a revised view on 2008 PFFS performance. The Company is forecasting the overall Medicare Advantage MLR to be between 84.0% to 85.0% for the second half of 2008. The higher than previously expected Medicare Advantage MLR has resulted in a reduction of $0.42 per diluted share to the midpoint of the Company’s 2008 EPS guidance.

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Commercial Group Risk MLR. The commercial group risk MLR is being pressured by higher than expected levels of outpatient utilization and, to a lesser extent, a higher than expected inpatient unit cost trend caused by an increased severity level of facility claims. The Company’s revised 2008 health plan commercial group risk MLR forecast is approximately 80.3% versus previous guidance of approximately 78.8%. Based upon estimates through May 2008, the Company expects the second quarter MLR to be in the range of 82.3% to 82.7% with the first half of 2008 MLR in the range of 80.6% to 80.8%. The second half of 2008 is expected to run at an MLR of approximately 80.0%. The Company has initiated forward pricing action to reflect the higher than expected trend. The higher than previously expected commercial group risk MLR has resulted in a reduction of $0.32 per diluted share to the midpoint of the Company’s 2008 EPS guidance.

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Other Modifications. The Company is revising its revenue outlook from a midpoint of 23.9% growth over the prior year to a midpoint of 20.7%. The reduction in risk revenue guidance is primarily driven by the full year outlook on commercial group risk membership which is expected to be down by approximately 4.0% from prior year (although slightly up for the remainder of 2008 as compared to Q108), and an anticipation of Medicare Advantage membership growth in 2008 of approximately 90,000 members compared to a previous forecast for growth of 100,000 members. The decrease in management services revenue guidance is driven by a lower than expected level of bill volume in the Company’s workers’ compensation services business. Offsetting these decreases to the top-line are forecasted reductions in operating costs, including actions planned by the Company, and improvements in non-operating items. These modifications to operating items have resulted in a reduction to the midpoint of the Company’s 2008 EPS guidance of $0.09 per diluted share which is offset by the favorable $0.09 per diluted share impact of the non-operating changes to the Company’s 2008 EPS guidance.

The following table summarizes the estimated impact of these items as measured against the midpoint of previously provided Company guidance:

Previous Midpoint of 2008 diluted EPS guidance range:	$ 4.44

Revised view of Medicare Advantage MLR (midpoint up 320 bps)	($ 0.42)
Commercial Group Risk MLR estimate increased from 78.8% to 80.3%	($ 0.32)
Net impact of other operating modifications	($ 0.09)
Change in non-operating items	$ 0.09

Revised Midpoint of 2008 diluted EPS guidance range:	$ 3.70

The Company has provided a revised 2008 forecast including the changes referenced above:

Consolidated Guidance Details

2008 Quarterly Guidance

•	Total revenues of $2.95 billion to $3.00 billion for each quarter
•	Q2 EPS on a diluted basis of $0.55 to $0.57
•	Q3 EPS on a diluted basis of $1.05 to $1.09
•	Q4 EPS on a diluted basis of $1.24 to $1.28

2008 Full Year Guidance

•	Risk revenues of $10.475 billion to $10.700 billion
•	Management services revenues of $1.325 billion to $1.345 billion
•	Consolidated revenues of $11.800 billion to $12.045 billion
•	Consolidated MLR% of 81.75% to 82.10%
•	Cost of sales expense of $175.0 million to $185.0 million
•	Selling, general, and administrative expenses of $2.02 billion to $2.09 billion
•	Depreciation and amortization expense of $155.0 million to $165.0 million
•	Other income of $118.0 million to $126.0 million
•	Interest expense of $91.0 million to $93.0 million
•	Tax rate of 36.7% to 37.3%
•	Diluted share count of 150.0 million to 151.0 million shares
•	EPS on a diluted basis of $3.65 to $3.75

Mr. Wolf will host a conference call at 5:30 p.m. ET on Wednesday, June 18, 2008. To listen to the call, dial toll-free at (888) 244-2488 or, for international callers, (913) 312-1389. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast from Coventry’s Investor Relations website at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the Securities and Exchange Commission (SEC). A replay of the call will be available for one week at (888) 203-1112 or, for international callers, (719) 457-0820. The access code is 4672248. Additionally, the audio webcast will be available from Coventry’s Investor Relations website for a period of 90 days following the call.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2007 and Coventry’s Form 10-Q for the quarter ended March 31, 2008. Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.cvty.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Through its Commercial Business, Individual Consumer & Government Business, and Specialty Business divisions, Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.